Exhibit 99.1
Contact: Susan Fisher 262-636-8434 s.h.fisher@na.modine.com
Modine Reports Third Quarter Fiscal 2008 Results
GAAP Loss of $1.48 Per Share on Revenue of $495 Million;
Strong International Growth Offset by Unfavorable Results in Original Equipment – North America Segment;
Additional Restructuring Measures to Address Business Performance
RACINE, WI, February 4, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported third quarter fiscal 2008 net sales of $495.3 million, a pre-tax loss of $15.7 million and a net loss of $47.4 million, or $1.48 per share. Included in these results are asset impairment charges of $31.5 million and a deferred tax valuation charge of $40.4 million as a result of the company’s previously announced evaluation of these assets, primarily within its Original Equipment – North America segment. Excluding the asset impairment charges, Modine’s pre-tax earnings were approximately $15.8 million.
“At the same time that we have been transitioning our business from a regionally-based component supplier to a more integrated, global solutions provider, North America industry conditions and the overall business climate have been difficult,” said Modine President and Chief Executive Officer David B. Rayburn. “There is no doubt that this was a tough and disappointing quarter for the company, most especially in view of the continued underperformance within our Original Equipment – North America segment. Given this performance, we are taking the difficult actions of closing an anticipated three additional manufacturing facilities in the United States and we also intend to close a fourth facility in Tübingen, Germany. Although we do not take these actions lightly, they have become necessary in order for Modine to attain a more efficient cost base, improve our gross margins and ensure our longer term competitiveness.
“As these actions are implemented,” Rayburn continued, “what will not change is our commitment to the key elements of the Modine business strategy, including our thermal management focus, technological differentiation, and diversification of products, markets, customers and geographies, as we support our customers’ increasingly complex requirements and respond to worldwide demand for more efficient, environmentally driven thermal management solutions. The fundamentals driving demand for our products remain sound and, with new program opportunities, we remain committed to our four to six percent compounded annual organic growth goal.”
Third Quarter Overview
•	Modine continues to benefit from broad geographic diversification with strong sales volumes outside North America and within its Commercial Products segment.
o	These results were offset by continued unfavorable operating results in the Original Equipment – North America segment due to operating inefficiencies and the slower-than-anticipated recovery in the North American truck market.

Third Quarter Fiscal 2008 Results — Page 2
•	Business performance issues are being addressed through additional restructuring actions, including the anticipated closure of three plants in the United States and the intended closure of the company’s Tübingen facility in Europe.
o	Announced restructuring is expected to cost between $40 and $45 million (including $10 million in non-cash charges), beginning in the fourth quarter of fiscal 2008, with anticipated annualized savings in the range of $20 to $25 million when fully implemented over the next 18 to 24 months.
•	Asset impairment and deferred tax valuation charges (all non-cash) in the quarter were comprised of:
o	Goodwill impairment charge of $23.8 million recorded in the Original Equipment – North America segment;

o	Long-lived asset impairment charge of $3.0 million recorded in the Original Equipment – North America segment;

o	Long-lived asset impairment charge of $4.7 million recorded in the Original Equipment – Europe segment; and a

o	Deferred tax valuation charge of $40.4 million recorded against substantially all of the company’s U.S. tax jurisdiction deferred tax assets.
•	Following its previously announced discussions with its lenders, Modine has secured amendments to its three primary debt agreements and believes it has the financial flexibility to carryout its restructuring programs while investing for future growth.
During the third quarter of fiscal 2008, the company continued to experience strong sales volumes and profitability outside North America and within its Commercial Products segment. These results were offset by continued unfavorable operating results in the company’s Original Equipment — North America segment attributable to a slower-than-anticipated truck market recovery and operating inefficiencies around new product launches and transfers. During the third quarter, the company reduced its future outlook for new business growth in the North America business and anticipates further margin compression due to industry-wide cost and pricing pressures. These were the significant factors leading to the goodwill and fixed asset impairment charges taken in the third quarter of fiscal 2008 in this segment.
To improve business performance, the company’s Board of Directors on January 29, 2008 authorized additional restructuring actions, including the anticipated closure of three U.S. manufacturing plants and the Tübingen facility in Europe. These measures are aimed at improving the company’s gross margin through anticipated annualized savings, which are expected to range between $20 to $25 million when fully implemented over the next 18 to 24 months. The restructuring activities in North America are being managed by new regional leadership, with assistance from a dedicated restructuring team and an experienced global business consulting firm specializing in plant consolidations and closures.
The asset impairment and valuation allowance charges within the third quarter of fiscal 2008 are the result of the company’s previously announced evaluation of its goodwill, fixed assets and deferred tax assets, primarily related to its Original Equipment – North America segment. Included in the charges is a goodwill impairment charge of $23.8 million and other long-lived asset impairment charges of $7.7 million in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, “ respectively. Also included is a charge of $40.4 million related to a valuation allowance established against the company’s U.S. deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.”

Third Quarter Fiscal 2008 Results — Page 3
Third Quarter Financial Results from Continuing Operations

	Fiscal 2008	Fiscal 2007
Net sales	$495.3 million	$458.1 million
Results:
Pre-tax (loss) earnings	$(15.7) million	$19.1 million
Earnings before interest, taxes, depreciation and amortization (EBITDA)*	$7.8 million	$39.0 million
Results excluding asset impairments:
Pre-tax earnings	$15.8 million	$19.1 million
Earnings before interest, taxes, depreciation and amortization (EBITDA)*	$39.3 million	$39.0 million
“Our financial results during the third quarter are indicative of the challenges we face, particularly in our Original Equipment – North America segment,” said Bradley C. Richardson, Modine Executive Vice President, Finance and Chief Financial Officer. “When compared to the peak pre-buying activity in the third quarter of fiscal 2007, overall sales volumes in our Original Equipment – North America segment in the third quarter of 2008 were down by more than 22 percent. As a result, despite strong third quarter sales and profit contributions from our European, South American and Commercial Products segments, our Original Equipment – North America business has continued to significantly underperform our expectations. We are addressing these performance issues through an action plan, consisting of the additional manufacturing realignment actions which we are announcing today, enhanced discipline around capital allocation, further SG&A cost containment and portfolio rationalization measures. These focused actions are intended to position our company to deliver enhanced margins and returns on capital employed.”
The following table reconciles the estimated significant differences in earnings (loss) from continuing operations between the third quarter of fiscal 2007 and the third quarter of fiscal 2008:

($ in millions, after tax)
Third Quarter Fiscal 2007 Earnings from Continuing Operations	$16.4

Differences (pre-tax)
North American volume	(15.4)
Other volume	10.1
Net impact of commodity prices	4.3
North American operating inefficiencies	(4.1)
Other	1.8

Total pre-tax differences before impairment charges	(3.3)

Impairment charges	(31.5)

Total pre-tax differences	(34.8)

After-tax impact of above differences	(29.9)
Tax rate differential	6.4
Deferred tax valuation allowance	(40.4)

Third Quarter Fiscal 2008 Loss from Continuing Operations	$(47.5)

Third Quarter Fiscal 2008 Results — Page 4
Sales: Third quarter sales from continuing operations increased to $495.3 million from $458.1 million reported in the third quarter of fiscal 2007. Excluding the impact of foreign currency exchange rate changes, underlying sales increased by $6.1 million, or 1.3 percent. The sales volume increase was driven by strong improvements in international sales volumes, primarily in Europe and South America, which were largely offset by substantial declines in the North American medium and heavy duty truck volumes subsequent to the January 1, 2007 emissions change.
Gross Profit: Third quarter gross profit was $77.0 million, or 15.5 percent of sales, compared to gross profit of $77.8 million, or 17.0 percent of sales, in the same period last year. The profit decrease was related to the decline in demand in the North American truck market and operational inefficiencies, primarily around facility closures, product transfers, and new product launches.
SG&A Expenses: Third quarter SG&A expenses declined $0.6 million from the third quarter of fiscal 2007, excluding the impact of foreign currency exchange rate changes. As a percentage of sales, SG&A decreased from 12.9 percent in the third quarter of the prior year to 12.2 percent in the third quarter of fiscal 2008.
Results: Third quarter 2008 pre-tax loss from continuing operations was $15.7 million, including asset impairment charges totaling $31.5 million, compared to pre-tax earnings of $19.1 million in the same period last year. Third quarter 2008 pre-tax results included strong performance in Europe, South America, and the company’s Commercial Products business, along with the impact of targeted efforts to reduce SG&A. This improved performance was more than offset by unfavorable results in the company’s Original Equipment –North America segment related to operating inefficiencies and a difficult business environment, as well as the afore-mentioned impairment charges.
Cash and Liquidity
Following its previously-announced discussions with its lenders, the company has secured amendments to its three primary debt agreements and believes it has the financial flexibility to carry out its restructuring programs while investing for future growth. The company was in compliance with all debt covenants, as amended, effective as of December 26, 2007.
Operating cash flows were $45.8 million for the nine months ended December 26, 2007. The company’s cash balance at December 26, 2007 was $55.7 million, compared to $21.2 million as of March 31, 2007 due to the growth in cash balances in foreign locations. The company is exploring tax efficient options to repatriate cash to the United States. Total debt at the end of the third quarter of fiscal 2008 was $244.5 million, compared to $179.3 million at the end of fiscal 2007. The debt to capital (debt plus shareholders’ equity) ratio increased to 32.5 percent, compared to 26.7 percent at the end of fiscal 2007. The increase in debt was primarily attributable to the lower underlying cash earnings, the construction of new plants and an increase in working capital.
Guidance Summary – Excluding Impairment and Restructuring Actions

	Fiscal 2007	Previous Guidance		Current Guidance
	Actual	Fiscal 2008		Fiscal 2008
		Low	High
Net sales	$1.72 billion	$1.73 billion	$1.80 billion	$1.80 billion
Gross margin	16.2%	15.0%	15.5%	15.0%
Pre-tax earnings	$45 million	$37 million	$41 million	$35 million
Capital spending	$83 million	$85 million	$105 million	$90 million

Third Quarter Fiscal 2008 Results — Page 5
Current guidance, excluding impairment and the impact of the announced restructuring actions, is slightly below the previous guidance. The company is expecting a fourth quarter pre-tax loss of $3 million, which is a modest improvement from the previous year’s fourth quarter pre-tax loss of $5 million. Not included in this estimate is a fourth quarter charge of approximately $10 million to reflect accruable costs related to the restructuring actions.
As the company looks to fiscal year 2009, it has the following expectations:
•	Continued strength in Europe, South America and the Commercial Products Group;

•	Gradual recovery in North American heavy-duty truck market builds from a current rate of 202,000 units to 240,000 units;

•	Execution on the announced plant closures in North America and Europe; and

•	A significantly higher effective tax rate until the company’s U.S. tax jurisdiction returns to profitability.
Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Monday, February 4, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2008 third quarter. The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 800-599-9795; passcode: 57257694. The international call-in number is 617-786-2905; passcode: 57257694. Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com, after February 4, 2008. A call-in replay will be available through February 11 at 888-286-8010; passcode: 48306867 or, for international callers, at 617-801-6888; passcode: 48306867.
About Modine
Modine, with fiscal 2007 revenues of $1.7 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 7,700 people at 33 facilities worldwide. For more information about Modine, visit www.modine.com.
Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, the company’s ability to successfully implement its restructuring plans and drive cost reductions as a result; the ability to maintain adequate liquidity to carryout restructuring programs while investing for future growth; its ability to continue to service its customers during the implementation of any restructuring plan; the avoidance of inefficiencies in the transition of products from plants to be closed to plants continuing in operation; factors impacting the Original Equipment — North America segment operating results; the ability of the company, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; the company’s ability to remain in compliance with its debt agreements; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements”

Third Quarter Fiscal 2008 Results — Page 6
section in Item 7 of the company’s most recent Annual Report on Form 10-K and its quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.
*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and asset impairment charges in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and asset impairment charges. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measure are not, and should not be, viewed as substitutes for the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.
Definition – Return on average capital employed (ROACE) Pre-tax earnings adding back interest expense, the sum of which is tax effected at normalized 30 percent tax rate; divided by the average total debt plus shareholders’ equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of a 30 percent tax rate.
Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.
— Financial tables follow —

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)

(In thousands, except per-share amounts)
	Three months ended December 26,		Nine months ended December 26,
	2007	2006	2007	2006

Net sales	$495,301	$458,106	$1,370,868	$1,307,607
Cost of sales	418,290	380,259	1,160,171	1,083,694

Gross profit	77,011	77,847	210,697	223,913
Selling, general & administrative expenses	60,579	59,111	171,091	171,370
Restructuring (income) charges	(3)	932	(322)	2,397
Impairment of goodwill and long-lived assets	31,455	—	31,455	—

(Loss) income from operations	(15,020)	17,804	8,473	50,146
Interest expense	3,440	2,784	9,194	7,211
Other income — net	(2,785)	(4,043)	(7,061)	(6,993)

(Loss) earnings from continuing operations before income taxes	(15,675)	19,063	6,340	49,928
Provision for income taxes	31,824	2,706	31,513	6,876

(Loss) earnings from continuing operations	(47,499)	16,357	(25,173)	43,052

Earnings (loss) from discontinued operations (net of income taxes)	149	(11)	535	1,960
Cumulative effect of accounting change (net of income taxes)	—	—	—	70

Net (loss) earnings	$(47,350)	$16,346	$(24,638)	$45,082

(Loss) earnings per share of common stock — basic:
Continuing operations	$(1.49)	$0.51	$(0.79)	$1.34
Earnings (loss) from discontinued operations	0.01	—	0.02	0.06
Cumulative effect of accounting change	—	—	—	—

Net (loss) earnings — basic	$(1.48)	$0.51	$(0.77)	$1.40

(Loss) earnings per share of common stock — diluted:
Continuing operations	$(1.49)	$0.51	$(0.79)	$1.34
Earnings (loss) from discontinued operations	0.01	—	0.02	0.06
Cumulative effect of accounting change	—	—	—	—

Net (loss) earnings — diluted	$(1.48)	$0.51	$(0.77)	$1.40

Weighted average shares outstanding:
Basic	31,936	32,074	32,049	32,153
Diluted	31,936	32,158	32,049	32,245

Dividends paid per share	$0.1750	$0.1750	$0.5250	$0.5250
Comprehensive (loss) earnings, which represents net (loss) earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders’ equity, for the three month period ended December 26, 2007 and 2006, were $(14,289) and $30,217, respectively, and for the nine month period ended December 26, 2007 and 2006, were $35,850 and $70,077, respectively.
Condensed consolidated balance sheets (unaudited)

(In thousands)
	December 26, 2007	March 31, 2007

Assets
Cash and cash equivalents	$55,726	$21,227
Short term investments	3,080	3,001
Trade receivables — net	283,391	248,493
Inventories	130,129	108,217
Assets held for sale	9,290	9,256
Other current assets	91,768	66,663

Total current assets	573,384	456,857

Property, plant and equipment — net	536,001	514,949
Assets held for sale	6,295	9,281
Other noncurrent assets	108,127	120,486

Total assets	$1,223,807	$1,101,573

Liabilities and shareholders’ equity
Debt due within one year	$11,648	$3,493
Accounts payable	208,993	194,734
Liabilities of business held for sale	3,867	3,478
Other current liabilities	140,129	106,248

Total current liabilities	364,637	307,953

Long-term debt	232,825	175,856
Deferred income taxes	21,832	18,291
Liabilities of business held for sale	95	94
Other noncurrent liabilities	96,109	106,112

Total liabilities	715,498	608,306

Shareholders’ equity	508,309	493,267

Total liabilities & shareholders’ equity	$1,223,807	$1,101,573

February 4, 2008	External Earnings Balance Sheet	30

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In thousands)
Nine months ended December 26,	2007	2006

Cash flows from operating activities:
Net (loss) earnings	$(24,638)	$45,082
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	58,445	52,388
Impairment of goodwill and long-lived assets	31,455
Deferred income taxes	19,754	(15,890)
Other — net	(9,322)	6,006
Net changes in operating assets and liabilities	(29,896)	(20,074)

Net cash provided by operating activities	45,798	67,512

Cash flows from investing activities:
Expenditures for plant, property and equipment	(58,112)	(60,412)
Acquisitions, net of cash	—	(11,096)
Proceeds from dispositions of assets	8,734	24
Settlement of derivative contract	(1,286)	(1,887)
Other — net	63	2,016

Net cash used for investing activities	(50,601)	(71,355)

Cash flows from financing activities:
Net increase in debt	65,163	24,270
Cash proceeds from exercise of stock options	686	1,670
Repurchase of common stock, treasury and retirement	(7,396)	(13,811)
Cash dividends paid	(16,972)	(17,010)
Other — net	(5,283)	(1,882)

Net cash provided by (used for) financing activities	36,198	(6,763)

Effect of exchange rate changes on cash	3,104	(1,054)

Net increase (decrease) in cash and cash equivalents	34,499	(11,660)

Cash and cash equivalents at beginning of the period	21,227	30,798

Cash and cash equivalents at end of the period	$55,726	$19,138

Condensed segment operating results (unaudited)**

(In thousands)
	Three months ended December 26,		Nine months ended December 26,
	2007	2006	2007	2006
Sales:
Original Equipment — Asia	$70,904	$62,307	$204,986	$160,258
Original Equipment — Europe	206,099	154,442	551,919	437,297
Original Equipment — North America	133,248	171,461	381,142	523,284
South America	35,430	23,323	97,602	52,851
Commercial Products	56,252	50,412	151,423	139,724
Fuel Cell	923	1,910	2,230	3,320

Segment sales	502,856	463,855	1,389,302	1,316,734

Corporate and administrative	321	1,302	2,461	3,698
Eliminations	(7,876)	(7,051)	(20,895)	(12,825)

Total net sales	$495,301	$458,106	$1,370,868	$1,307,607

Operating income/(loss):
Original Equipment — Asia	$984	$2,330	$1,148	$(396)
Original Equipment — Europe	27,800	17,989	68,774	51,671
Original Equipment — North America	(31,070)	9,515	(34,224)	41,553
South America	2,841	1,821	9,065	3,051
Commercial Products	5,253	4,317	11,028	8,199
Fuel Cell	(395)	403	(1,247)	(321)

Segment income from operations	5,413	36,375	54,544	103,757

Corporate and administrative	(20,440)	(18,579)	(46,134)	(53,590)
Eliminations	7	8	63	(21)

(Loss) income from operations	$(15,020)	$17,804	$8,473	$50,146

*	The Original Equipment-North America results for the three and nine months ended December 26, 2007 include a goodwill impairment charge of $23,769 and a long-lived asset charge of $3,011.
**	In the prior year, the South America segment consisted of seven months of results subsequent to the acquisition of the Brazilian joint venture in May 2006.

February 4, 2008	External Cash Flow and Segment Results	31

Modine Manufacturing Company
Return on average capital employed (unaudited)

(Dollars in thousands)
Trailing four quarters ended December 26,	2007	2006

Pre-tax earnings	$1,568	$58,663
Add:
Impairments	31,455	—
Interest expense	12,147	9,028

Adjusted pre-tax earnings	$45,170	$67,691
Normalized tax rate (30%)	13,551	20,307

Normalized earnings	$31,619	$47,384

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$721,722	$693,676

Return on average capital employed	4.4%	6.8%

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)

(In thousands)
	Three months ended December 26,		Nine months ended December 26,
	2007	2006	2007	2006

Net (loss) earnings	$(47,350)	$16,346	$(24,638)	$45,082
Provision for income taxes (a)	31,824	2,706	31,513	6,921
Interest expense	3,440	2,784	9,194	7,211
(Earnings) loss from discontinued operations (b)	(149)	11	(535)	(1,960)
Depreciation and amortization (c)	20,023	17,190	58,247	51,302

EBITDA from continuing operations	$7,788	$39,037	$73,781	$108,556

(a)	Provision for income taxes for the nine months ended December 26, 2006 includes $45 of taxes related to the cumulative effect of accounting change.

(b)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.

(c)	Depreciation and amortization of $234 for the three months ended December 26, 2006 related to discontinued operations and was excluded from the depreciation and amortization as presented. Depreciation and amortization of $198 and $1,086 for the nine months ended December 26, 2007 and 2006, respectively, related to discontinued operations and were excluded from the depreciation and amortization presented.

February 4, 2008	External Non-GAAP Reconciliations	32